Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Independence Holding Company:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Independence Holding Company and subsidiaries (the “Company”), filed in connection with the Independence Holding Company 2006 Stock Incentive Plan, of our reports dated March 14, 2006, with respect to (i) the consolidated balance sheets of the Company as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedules and (ii) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of the Company.

Our report dated March 14, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that the Company acquired GroupLink, Inc. (“GroupLink”) during 2005, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, GroupLink’s internal control over financial reporting associated with total assets of $1,676,000 and total revenues of $3,754,000 included in the consolidated financial statements of the Company as of and for the year ended December 31, 2005. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of GroupLink.

/s/ KPMG LLP

New York, New York

June 15, 2006